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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)

                         e-Net Financial.Com Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   26874T 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)

             Michael P. Roth 3200  Bristol # 710, Costa Mesa Ca 92626
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                     7/6/00
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box:/ /.

      NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or

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      otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




CUSIP NO. 26874T 10 4


     1. Names of Reporting Persons. I.R.S. Indentification Nos. of above persons (entities only).

        1. Michael Roth 2. H-Group LLC 3. M-Corp Financial Services 4. Host Hospitality Management Group 5. Kingstreet
        Guaranty Inc.

     2. Check the Appropriate Box if a Member of a Group (See Instructions)

        (a) X

        (b) ...................................................................................

     3. Sec Use Only...........................................................................


     4. Source of Funds (See Instructions)  OO

     5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)....


     6. Citizenship or Place of Organization  Nevada

Number of
Shares         7. Sole Voting Power  4,143,031
Beneficially
Owned by
Each
Reporting      8. Shared Voting Power..........................................................
Person


               9. Sole Dispositive Power  4,143,031

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              10. SHARED DISPOSITIVE POWER.....................................................



          Aggregate Amount Beneficially Owned by Each Reporting Person           Michael Roth
          4,143,031
          as sole shareholder of the following:
          H-Group LLC                              1,000,000*
          M-Corp Financial Services Inc.           1,000,000*
    11.   Host Hospitality Management              1,000,000*
          Kingstreet Guaranty Inc.                 1,000,000*

          Individually:
          Michael Roth                               143,031

    12.  Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares  (See Instructions)..........



    13.  Percent of Class Represented by Amount in Row (11) approx 20%



    14.  Type of Reporting Person (See Instructions)



         OO H- Group is a LLC                           1,000,000
         CO M-Corp Financial Services Inc               1,000,000
         CO Host Hospitality Management Corporation     1,000,000
         CO Kingstreet Guaranty Inc.                    1,000,000


         Michael Roth IN                                  143,031



                        Signature s/Michael Roth/s  8/4/00

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         8/4/00

         Date

         Signature


         Michael Roth-Officer and Sole Shareholder  H-Group LLC
         --------------------------------------------------------
         Name/Title

         8/04/00

         Date



         Signature


         Michael Roth-Officer and Sole Shareholder M-Corp Financial Services
         Inc.
         -----------------------------------------------------------------------
         Name/Title


         8/05/00

         Date



         Signature


         Michael Roth-Officer and Sole Shareholder Host Hospitality Management Corporation
         ---------------------------------------------------------------------
         Name/Title

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         8/04/00







         Signature




         Michael Roth-Officer and Sole Shareholder Kingstreet Guaranty Inc.
         ------------------------------------------------------------------
         Name/Title




         8/4/00


         Date







         Signature




         Michael Roth-Individual
         -----------------------